NOTICE OF CHANGE OF AUDITOR



On April 12, 2006, the board of directors (the "Board") of Breakwater Resources Ltd. (the "Corporation" decided to propose that PricewaterhouseCoopers LLP ("PWC"), rather than the current auditors Deloitte & Touche LLP ("Deloitte & Touche"), be appointed as the auditor of the Corporation upon the expiry of the term of appointment of Deloitte & Touche. Accordingly, Deloitte & Touche will not be proposed for re-appointment and shareholders of the Corporation will be asked to appoint PWC, as the auditor of the Corporation at the next annual and special meeting of the shareholders Corporation scheduled to be held on June 8, 2006 ("Change of Auditor"). The Audit Committee of the Board considered the Change of Auditor and the decision of the Board was made on the recommendation of the Audit Committee of the Board.

Deloitte & Touche did not have any reservations in their auditors' reports for the financial statements of the Corporation for the two most recently completed fiscal years or any period subsequent thereto for which an audit report was issued and preceding the date on which the Board made the decision not to propose Deloitte & Touche for reappointment as the auditors of the Corporation.

There have been no reportable events within the meaning of subparagraph 4.11 7(e) of National Instrument 51-102.

Dated as of this 19th day of April, 2006.


BREAKWATER RESOURCES LTD.

/s/ Grant A. Edey
-------------------------
Grant A. Edey
Audit Committee Chairman

                      [LETTERHEAD OF DELOITTE & TOUCHE LLP]


April 20, 2006


Ontario Securities Commission
Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Securities Commission
Manitoba Securities Commission
Autorite des marches financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Securities Office, Prince Edward Island
Securities Division, Department of Government Services - Newfoundland and
Labrador
Registrar of Securities, Government of the Northwest Territores
Registrar of Securities, Government of the Nunavut
Registrar of Securities, Government of Yukon


Dear Sirs/Mesdames:


Reakwater Resources Ltd. (the "Company")


We are providing this letter as requested by the Company pursuant to section 4.11, paragraph (5)(a)(ii)(B) of National Instrument 51-102. We refer to the Notice of Change of Auditors dated April 19, 2006 prepared by the Company and delivered to us (the "Notice"). We have reviewed the Notice, and based on our knowledge as at the date of this letter, we agree with the statements contained therein.


Yours very truly,


/s/ Deloitte & Touche LLP
------------------------
Deloitte & Touche LLP
Chartered Accountants

                   [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

To:
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
The Manitoba Securities Commission
Ontario Securities Commission
Autorite des marches financiers (Quebec)
New Brunswick Securities Commission of Newfoundland and Labrador
Prince Edward Island Securities Office
Registrar of Securities Government of the Northwest Territories
Registrar of Securities Government of the Nunavut
Registrar of Securities, Government of Yukon


Dear Sirs


We have read the statements made by Breakwater Resources Ltd. in the attached copy of Notice of Change of Auditor dated April 19, 2006, which we understand will be filed pursuant to Section 4.11 of the National Instrument 51-102.


We agree with the statements in the Notice of Change of Auditor dated April 19, 2006.


Yours very truly,


/s/ PricewaterhouseCoopers LLP
----------------------------
PriceWaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario
April 25, 2006